EXHIBIT 10.4

July 20, 2026

Via Email

Dream America Marketing Services, Ltda.

Davivienda Bldg, 1st fl. Meridiano Business Center, Escazú, SJ 10203, Costa Rica

Attention: Cynthia Elena Mora, Manager & Director

Re: Consent to Yorkville Arrangements

Ladies and Gentlemen:

Reference is made to (a) that certain Promissory Note in the original principal amount of $6,000,000, issued by VisionWave Holdings, Inc. to Dream America Marketing Services, Ltda. (the “Loan Agreement”), dated as of April 10, 2026, between Dream America Marketing Services, Ltda. (the “Lender”) and VisionWave Holdings, Inc., (b) that certain Securities Purchase Agreement, dated as of July ___, 2026 (the “SPA”), by and between VisionWave Holdings, Inc., a Delaware corporation (the “Company”), and YA II PN, Ltd., a Cayman Islands exempt limited company (“Yorkville”), and (c) those certain Convertible Debentures in the principal amount of up to $15,000,000 (the “Debentures”) to be issued by the Company to Yorkville in accordance with the terms of the SPA. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement, the SPA, or the Debentures, as applicable.

In connection with providing the Company with the funding pursuant to the Debentures, Yorkville is requiring the Company to make certain agreements in respect of the Loan Agreement as set forth herein.

For good and valuable consideration, the Lender hereby (a) agrees not to demand, request, accept, receive or apply any cash payments from the Company (or any of its affiliates) in respect of the Loan Agreement (including without limitation any payments of principal, interest, fees, default interest, premiums, costs or expenses), and any such cash payments that are tendered or received shall, at the Company’s request, be returned promptly to the Company (or, if applicable, held in suspense and not applied) unless otherwise consented to in writing by Yorkville, until the obligations in respect of the Debentures have been indefeasibly paid in full, (b) agrees not to exercise its rights and remedies upon the occurrence of any default under the Loan Agreement until the obligations in respect of the Debentures have been indefeasibly paid in full, (c) consent to the Company’s incurrence of indebtedness under the Debentures, and (d) consent to payments required to be made under the Debentures, whether made in cash or through the issuance and sale of shares of the Company’s common stock, and the use of the proceeds of such issuances and sales to repay the Debentures.

The parties hereby ratify, confirm, and reaffirm the terms and conditions of the Loan Agreement and acknowledge and agree that, except as otherwise expressly amended pursuant to the terms and conditions of this side letter, all terms and conditions of the Loan Agreement shall remain in full force and effect.

Thank you for your continued support of VisionWave.

Very truly yours,

VISIONWAVE HOLDINGS, INC.

By:	/s/ Douglas Davis
Name:	Douglas Davis
Title:	CEO & Executive Chairman

Accepted and agreed:

DREAM AMERICA MARKETING SERVICES, LTDA.

By:	/s/ Cynthia Elena Mora
Name:	Cynthia Elena Mora
Title:	Manager & Director